Exhibit 10.1

In accordance with Item 601(b)(10)(iv) of Regulation S-K, information indicated with “[***]” has been redacted because it is both not material and is the type that the registrant treats as private or confidential.

Amendment No. 4 to the

Commercialization and Reference Laboratory Agreement

This Amendment No. 4 (“Amendment”) is made as of the date of the last signature below (“Amendment Date”) between Personalis, Inc. (“Personalis”) and Tempus AI, Inc. (“Tempus”) and amends that certain Commercialization and Reference Laboratory Agreement with the effective date of November 25, 2023 (as previously amended, the “Agreement”). Tempus and Personalis are each a “Party” and together the “Parties.”

WHEREAS, the Parties wish to modify the terms of the Agreement to expand the scope of the collaboration to include colorectal cancer (“CRC”) as a covered indication.

NOW THEREFORE, in consideration of the mutual promises herein, the Parties, intending to be legally bound, hereby agree as follows:

1.
Indication Expansion. CRC shall be deemed an “Indication” under the Agreement.
a.
CRC Validation Activities. With the mutual consent of the Parties, which may occur after the Amendment Date, Tempus will make available approximately [***] CRC samples and associated deidentified clinical data (“Materials”) to facilitate Personalis’ clinical validation activities for use of the Personalis Assay in CRC monitoring. Subject to Section 2(a) of the Agreement, Personalis will pay Tempus [***] to obtain the Materials provided to Personalis hereunder. Tempus represents and warrants that collection of any Materials provided to Personalis hereunder shall be in compliance with applicable law, and that Tempus has obtained or will obtain all necessary approvals, consents and/or authorizations required by applicable law for the transfer of such Materials to, and their use by, Personalis as contemplated herein. Personalis may use Materials (including CRC tumor blocks, slides, and extracted material from the CRC samples provided by Tempus) solely for the validation testing and for publications and/or presentations of evidence demonstrating clinical validity of the Personalis Assay for use in CRC monitoring, and not for any other purpose including diagnostic, prognostic, or treatment purposes. Personalis will not transfer the Materials (including any residual CRC tumor block samples, slides, and extracted material as a result of preparing the specimen for testing) to a third-party (for clarity, Personalis may send to [***] the pathology reports and/or information extracted therefrom (e.g., diagnosis, subtype, primary or metastatic origin), if any, relating to the CRC tumor samples, along with H&E stained slides, to measure tumor content for purposes of sample QC). Subject to the foregoing, Materials constitute Tempus’ Confidential Information and Background Intellectual Property. The Parties agree to meet in good faith through the JSC to discuss additional uses of the Materials as may be requested by Personalis from time to time.

b.
Reimbursement. Personalis will use commercially reasonable efforts to seek and obtain CMS or MolDx approval for reimbursement of the Personalis Assay with respect to CRC and to obtain the necessary New York State approval(s) for use of the Personalis Assay in the CRC Indication to perform a Test on Specimens originating from New York State.

c.
Validation Timeline. Personalis published or presented evidence demonstrating the clinical validity of the Personalis Assay for use in CRC monitoring on or before the final day of the American Association for Cancer Research (“AACR”) April 2025 meeting, such that the Personalis Assay for use in the CRC Indication will be available for commercial distribution by Tempus as of the Amendment Date.

2.
Exclusivity. The provisions of Exhibit A, Section 3(a) are deleted and replaced with the following:

Except as otherwise set forth herein, in exchange for the Market Development Fee and other consideration set forth in the Agreement (as amended), and subject to Tempus’ compliance with the terms hereof, beginning on the Effective Date and ending December 31, 2028 (for each Indication, the “Tempus Exclusivity Period”), Personalis will not allow any third party (other than an acquiror of Personalis in accordance with Section 9.g, or such acquiror’s Affiliates) to market the Personalis Assay for use in such Indication. Except as otherwise permitted under the Agreement, and subject to Personalis’ compliance with the terms hereof and the provisions of Exhibit B, starting on Effective Date and ending upon expiration of the Tempus Exclusivity Period for an Indication, Tempus will not market or sell another tumor-informed MRD assay indicated for use in such Indication (whether its own or that of a third party).

3.
Compensation for Tempus Services. Immediately upon expiration of the time period covered by the quarterly payments to Tempus under Exhibit C, Section 6, the compensation set forth in Exhibit B, Section 4 shall be adjusted as follows:

Services	Fees
Order Requisition Services	[***] / completed requisition
Results Delivery Services	[***] / result delivery

4.
Term. The Initial Term of the Agreement is extended to expire six (6) years after the Effective Date, with an expiration date of November 25, 2029.

5.
Residual Material. The provisions of Exhibit B, Section 1(f) are deleted and replaced with the following:

In accordance with applicable law (including New York state requirements), when an ordering provider makes a specific request of Tempus, or when an existing contractual requirement between Tempus and an ordering institution so requires, Personalis will, after completion of the Test and any required holding period, return or destroy any unused or remaining tumor block Specimen (excluding slides and also excluding any extracted material as a result of preparing the Specimen for or running the Test) (such unused or remaining tumor block Specimen is referred to as “Residual Material”). Residual Materials that Personalis is directed to return may, at Personalis’ discretion, be returned in monthly batches to Tempus, at Personalis’ expense. Personalis shall be solely responsible for ensuring that it retains, returns or destroys any unused or remaining Specimen in compliance with applicable law. Any Residual Material that Personalis is not directed to return or destroy, as well as any slides, blood and/or plasma Specimens that are unused or remain after testing, and/or extracted material as a result of preparing the Specimen for or running the Test, may be retained by Personalis and used in accordance with applicable law. Tempus will identify such accounts through the JSC. Personalis will use reasonable efforts to consume only the minimum quantity of tumor block Specimen (including cutting the minimum number of slides) that is reasonably required to perform the Test, to preserve as much Residual Material as is reasonably possible.

6.
Standstill Agreement. Notwithstanding anything to the contrary in the Agreement or this Amendment, the Standstill Period set forth in Section 1(e) of the Agreement shall automatically expire upon the earlier of June 4, 2027 and the date the Parties’ exclusivity obligations expire or terminate under Section 3 of Exhibit A of the Agreement.

7.
Incorporation. Except as otherwise provided in this Amendment, all terms and conditions previously set forth in the Agreement will remain in effect as set forth in the Agreement. If this Amendment and the Agreement are inconsistent, the terms and provisions of this Amendment will supersede the terms and provisions of the Agreement, but only to the extent necessary to satisfy the purposes of this Amendment.

NOW THEREFORE, the Parties enter into this Amendment by signature of their authorized representatives below.

Personalis, Inc. By: /s/ Stephen Moore Name: Stephen Moore Title: SVP, CLO & Corporate Secretary Date: 7/3/2025	Tempus AI, Inc. By: /s/ Ryan Bartolucci Name: Ryan Bartolucci Title: CAO Date: 7/3/2025